EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF
Galyan’s Trading Company, Inc.
BY
Diamondbacks Acquisition, Inc.
a wholly owned subsidiary
OF
Dick’s Sporting Goods, Inc.
AT
$16.75 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 28, 2004, UNLESS THE OFFER IS EXTENDED.

June 29, 2004

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Diamondbacks Acquisition Inc., an Indiana corporation (“Purchaser”) and a wholly owned subsidiary of Dick’s Sporting Goods, Inc., a Delaware corporation (“Dick’s”), to act as Information Agent in connection with Purchaser’s offer to purchase for cash all the outstanding shares of common stock, no par value per share (the “Shares”), of Galyan’s Trading Company, Inc., an Indiana corporation (“Galyan’s”), at a purchase price of $16.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 29, 2004 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Offer to Purchase, dated June 29, 2004.

2.	The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.	The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Computershare Trust Company of New York (the “Depositary”) on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4.	The letter to shareholders of Galyan’s from Edwin J. Holman, Chief Executive Officer of Galyan’s, accompanied by Galyan’s Solicitation/ Recommendation Statement on Schedule 14D-9 and notice pursuant to Rule 14f-1 filed with the United States Securities and Exchange Commission.

5.	A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7.	A return envelope addressed to Computershare Trust Company of New York, as Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 28, 2004, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn a number of Shares that represents an amount equal to a number of Shares that (including the shares tendered under the Shareholder Tender Agreement entered into with Dick’s, Purchaser and certain holders of Galyan’s common stock (the “Shareholder Tender Agreement”)) immediately prior to the acceptance for payment of Galyan’s common stock pursuant to the Offer represents at least a majority of the sum of (A) the aggregate number of Galyan’s common shares outstanding immediately prior to the acceptance of Galyan’s common stock pursuant to the Offer plus (B) the aggregate number of Galyan’s common stock issuable upon the exercise of any option, warrant, other right to acquire capital stock of Galyan’s or other security exercisable or convertible for Galyan’s common stock or other capital stock of Galyan’s outstanding immediately prior to the acceptance of Galyan’s common stock pursuant to the Offer), and (2) any applicable waiting period (and any extensions thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended having expired or been terminated. The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 14 — “Conditions of the Offer” of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 21, 2004, by and among Galyan’s, Dick’s and Purchaser (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Indiana Business Corporation Law, Purchaser will be merged with and into Galyan’s (the “Merger”). Following the effective time of the Merger, Galyan’s will continue as the surviving corporation and become a wholly owned subsidiary of Dick’s and the separate corporate existence of Purchaser will cease.

The Board of Directors of Galyan’s unanimously, with the management director abstaining, (i) determined that the Offer and the Merger are advisable and in the best interests of Galyan’s, (ii) approved and adopted the plan of merger (as such term is used in section 23-1-40-1 of the Indiana Business Corporation Law) contained in the Merger Agreement, (iii) recommended acceptance of the Offer and approval of the plan of merger contained in the Merger Agreement by the shareholders of Galyan’s, (iv) irrevocably took all necessary steps to cause Chapter 42 of the Indiana Business Corporation Law to be inapplicable to the Merger, the Shareholder Tender Agreement and the acquisition of shares pursuant to the Offer and the Shareholder Tender Agreement, (v) irrevocably took all necessary steps to approve Dick’s and Purchaser becoming, pursuant to the Merger, the Shareholder Tender Agreement and/or the acquisition of company stock pursuant to the Offer and the Shareholder Tender Agreement, “interested shareholders” within the meaning of Section 23-1-43-10 of the Indiana Business Corporation Law and to cause any other requirements of Chapter 43 of the Indiana Business Corporation Law to be inapplicable to the Merger, the Shareholder Tender Agreement and the acquisition of shares pursuant to the Offer and the Shareholder Tender Agreement and (vi) irrevocably resolved to elect, to the extent of Galyan’s Board of Directors’ power and authority and to the extent permitted by law, not to be subject to any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement or the Shareholder Tender Agreement.

In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and Georgeson Shareholder (the “Information Agent”) (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

Georgeson Shareholder

Nothing contained herein or in the enclosed documents shall make you or any other person, the agent of Purchaser, Dick’s, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the offer other than the enclosed documents and the statements contained therein.

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